SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 14, 2014

AXIM BIOTECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 E 50th St 5th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 751-0001
(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On October 14, 2014, our Board of Directors created an Advisory Board to advise the Board on certain business matters and decisions.  The members of the Company’s Advisory Board will serve at the pleasure of the Board.

Also on October 14, 2014, the Board appointed Professors Jonn Zajicek  and Renger Witkamp to the Company’s Advisory Board.

Professor John Zajicek trained in Medicine at Cambridge and St. Mary’s Hospital in London. He completed a PhD in cell biology of myelination in Cambridge, and since moving to Plymouth in 1995 as a neurologist, he has been involved in both laboratory and clinical research. He is Chair of Clinical Neuroscience at Plymouth University, Director of the Peninsula Clinical Trials Unit, Chair of the UK NIHR Nervous System Disorders Speciality Group and has served  on the UK MRC Neuroscience and Mental Health Board, and the MRC Methodology Panel. He is particularly interested in the way we do trials for neurodegenerative diseases, has been Chief Investigator in several large multicentre randomised controlled trials, including the investigation of cannabinoid use in multiple sclerosis. He has authored many papers on cannabinoids, multiple sclerosis and the methodology of clinical trials in neurodegeneration.

Professor Renger Witkamp studied Biology and Pharmacy at the Utrecht University (NL). He obtained his pharmacist degree in 1987, and started his career as pharmacist/lecturer at the Veterinary Faculty of the Utrecht University, which was combined with his PhD training on experimental pharmacokinetics. After his PhD he continued as assistant professor, and later as associate professor at the Utrecht University, until 1996. Subsequently he moved to TNO, the Netherlands’ Organization for Applied Research.  At TNO he held several scientific and managerial positions. In 2006 he became professor in Nutrition and Pharmacology at Wageningen University, which at that time was a newly established academic chair. His group focusses, in teaching and research on concepts and applications at the interface between food and pharma, including medical nutrition and drug-nutrient combinations. Research is predominantly directed at further elucidating the actions of plant cannabinoids and endocannabinoids on inflammatory processes and eating behavior. Practical applications of this program include muscle preservation during chronic disease and intestinal disorders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.

Dated: October 14, 2014	By:	/s/ Dr. George E. Anastassov
Name: Dr. George E. Anastassov
Chief Executive Officer